Exhibit-99.(A)(5)(I)


NEWS RELEASE

CONTACTS:

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

MAUREEN B. BELLANTONI                   MARIA PLATSIS
EXECUTIVE VICE PRESIDENT                VICE PRESIDENT, CORPORATE DEVELOPMENT
AND CHIEF FINANCIAL OFFICER             (609) 936-2333
(609) 936-6822                          mplatsis@Integra-LS.com
maureen.bellantoni@Integra-LS.com


     INTEGRA LIFESCIENCES ANNOUNCES EXCHANGE OFFER FOR ITS 2 1/2% CONTINGENT
                     CONVERTIBLE SUBORDINATED NOTES DUE 2008


Plainsboro, New Jersey, July 17, 2006 - Integra LifeSciences Holdings Corporation (NASDAQ: IART) announced today that it has commenced an offer to exchange up to $120 million principal amount of new notes with a "net share settlement" mechanism for its currently outstanding 2 1/2% Contingent Convertible Subordinated Notes due 2008. Holders who exchange their old notes will receive new notes with the net share settlement feature and otherwise substantially similar terms to the old notes plus an exchange fee of $2.50 per $1,000 principal amount of their old notes validly tendered and accepted for exchange. The offer is contingent upon the tender or exchange of 50% of the principal amount of the old notes and upon the satisfaction of certain other conditions.

The exchange offer will expire at 5:00 p.m., New York City time, on August 14, 2006, unless extended or earlier terminated by Integra. Old notes must be tendered on or prior to the expiration of the offer, and tendered old notes may be withdrawn at any time on or prior to the expiration of the offer. Validly withdrawn old notes will be returned to the holder in accordance with the terms of the offer. Following the expiration of the offer and subject to the terms of the offer, Integra will accept all old notes validly tendered and not validly withdrawn prior to the expiration of the offer and will issue the new notes in exchange promptly thereafter.

Neither Integra's Board of Directors nor any other person makes any recommendation as to whether holders of old notes should choose to tender and exchange their old notes for new notes, and no one has been authorized to make such a recommendation.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell securities of Integra. The solicitation of offers to exchange the outstanding 2 1/2% Contingent Convertible Subordinated Notes is only being made pursuant to the exchange offer documents, including the Offer to Exchange and the related Letter of Transmittal that Integra will be distributing to its noteholders and filing with the Securities and Exchange Commission. Noteholders and investors should read carefully the Offer to Exchange and related materials when they are available because they contain important information. Noteholders and investors may obtain a free copy (when available) of the Offer to Exchange and other documents that will be filed by Integra with the Securities and Exchange Commission at the Security and Exchange Commission's website at www.sec.gov or from the information agent, Georgeson Inc., at (212) 440-9800 (banks and brokers) or (866) 482-4943 (all others).
Noteholders are urged to carefully read these materials before making any decision with respect to the exchange offer.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The new notes will not be registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended and applicable state laws.

Integra LifeSciences Holdings Corporation is a diversified medical technology company that develops, manufactures, and markets medical devices for use in a variety of applications. The primary applications for our products are neurosurgery, reconstructive surgery and general surgery. Integra is a leader in applying the principles of biotechnology to medical devices that improve patients' quality of life. Our corporate headquarters are in Plainsboro, New Jersey, and we have manufacturing and research facilities located throughout the world. We have approximately 1,600 employees. Please visit our website at (http://www.Integra-LS.com).

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Among other things, Integra's ability to successfully complete the exchange offer on the above terms could affect Integra's future financial results. In addition, the economic, competitive, governmental, technological and other factors identified under the heading "Factors That May Affect Our Future Performance" included in the
Business section of Integra's Annual Report on Form 10-K for the year ended December 31, 2005 and information contained in subsequent filings with the Securities and Exchange Commission could affect actual results.

SOURCE: INTEGRA LIFESCIENCES HOLDINGS CORPORATION